Exhibit 99.1

FOR FURTHER INFORMATION:

AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS 2009 THIRD QUARTER RESULTS

•	Medallion earns $0.16 cents per diluted common share

•	Net interest margin increases to 4.62% and 6.57% when combined with Medallion Bank

•	Credit quality remains excellent

•	$0.19 per share dividend declared

NEW YORK, N.Y. – November 5, 2009 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that net increase in net assets resulting from operations was $2,889,000 or $0.16 per diluted common share in the 2009 third quarter, down from $4,118,000 or $0.23 per diluted common share in the 2008 third quarter. Net investment income after income taxes was $2,001,000, or $0.11 per share in the 2009 third quarter, down from $3,425,000 or $0.19 per share in the year ago period. Net investment income after income taxes on a combined basis with Medallion Bank was $5,946,000, or $0.34 per share in the 2009 third quarter, down from $6,774,000, or $.38 per share in the year ago period.

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Medallion Financial Corp. Announces 2009 Third Quarter Results – p. 2

Medallion’s on balance sheet taxicab medallion loan portfolio was $341,783,000 at the end of the 2009 third quarter, down from $411,693,000 at the end of the 2008 quarter. The decrease resulted from our continuing ability to participate these high-quality loans to financial institutions which desire safe and profitable loan growth, and which provide Medallion a servicing fee for managing the loans. Our on balance sheet commercial loan portfolio was $81,787,000, down from $94,830,000, a year ago.

Medallion’s managed taxicab medallion loan portfolio, which includes Medallion Bank, our unconsolidated wholly-owned portfolio investment, and loans serviced for or by third parties, was $578,489,000, up from $568,972,000, a year ago. Our managed commercial loan portfolio was $142,027,000, down from $178,721,000, a year ago.

In addition, Medallion Bank’s consumer loan portfolio increased to $191,766,000, up from $184,159,000, a year ago. Total assets under management decreased slightly to $1,037,000,000 from $1,049,000,000, a year ago.

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of increased spreads. During this quarter, New York City and Chicago medallion prices remained firm. The industry remains strong. Taxi medallion prices in New York were $760,000, up from $725,000 one year ago, the highest they have ever been. Very few assets have appreciated over the last year, and taxi medallions are, and continue to be, one of the safest investments.”

Larry Hall, CFO, stated, “The weighted average interest rate on our managed loan portfolio at the end of the 2009 third quarter was 9.64%, up from 9.61% a year ago, very solid performance given the continuing declining interest rate environment.

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Medallion Financial Corp. Announces 2009 Third Quarter Results – p. 3

“Medallion continues to benefit from a low cost of funds. Our weighted average cost of borrowed funds dropped to 4.15% in the quarter, down from 4.54% a year ago, and was 3.47% on a managed basis, combined with Medallion Bank, compared to 4.49% a year ago. As a result, our net interest margin was 4.62%, up from 4.53% in the 2008 quarter. However, the net interest margin on a combined basis including Medallion Bank grew to 6.57%, up from 5.57% last year. That is the highest it has ever been in the history of the Company. At quarter end, our medallion portfolio yielded 6.29%, compared to borrowing costs of 1.61% on our medallion loan revolving lines of credit, a spread of 4.68% for this low-risk, high-quality loan portfolio,” Mr. Hall said.

“In addition, Medallion Bank’s current weighted average cost of funds at quarter end was 2.07%. However, new CD’s issued during September 2009 averaged 0.30%. Thus, as the older CD’s continue to mature and are replaced, spreads should increase, as long as rates remain at these low levels,” Mr. Hall added.

“Our loan quality, which continues to remain one of the hallmarks of Medallion, remains strong. While delinquencies increased slightly during the quarter, they are still quite low and well within our historical ranges. On a managed basis, including Medallion Bank, delinquent medallion loans 90 days or more past due were 0.3%, up slightly from 0.1% one year ago. Delinquent consumer loans 90 days or more past due were 1.0%, up from 0.7% a year ago. Delinquent commercial loans 90 days or more past due were 7.7%, down from last quarter’s 9.4%, and up from 0.2%, one year ago. On a combined basis, the delinquency totals were 1.8%, down from 2.2% last quarter, and up from 0.3%, one year ago.”

Mr. Hall concluded, “Lastly our liquidity remains solid. Our strong capital levels, both at Medallion and Medallion Bank, allow the Bank to raise an additional $75,000,000 through deposits , and complement the available liquidity in Medallion’s other various sources of capital.”

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Medallion Financial Corp. Announces 2009 Third Quarter Results – p. 4

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2009 third quarter. The dividend is payable on November 30, 2009 to shareholders of record on November 20, 2009. Since the Company’s initial public offering in 1996, the Company has paid out over $141,594,000 in dividends, or $9.10 per share.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2008 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Total investment income	$10,196	$11,743	$31,544	$38,917
Total interest expense	4,174	5,131	13,056	17,940

Net interest income	6,022	6,612	18,488	20,977

Total noninterest income	963	795	2,427	2,908

Salaries and benefits	2,857	2,708	8,846	8,052
Professional fees	467	325	1,546	1,281
Occupancy expense	308	205	882	866
Other operating expenses	1,352	744	3,615	3,040

Total operating expenses	4,984	3,982	14,889	13,239

Net investment income before income taxes	2,001	3,425	6,026	10,646
Income tax (provision) benefit	-	-	-	-

Net investment income after income taxes	2,001	3,425	6,026	10,646

Net realized gains (losses) on investments	486	108	(1,404)	(3,869)

Net change in unrealized appreciation (depreciation) on investments	(841)	449	1,208	6,138
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	1,243	136	951	(499)

Net unrealized appreciation on investments	402	585	2,159	5,639

Net realized/unrealized gains on investments	888	693	755	1,770

Net increase in net assets resulting from operations	$2,889	$4,118	$6,781	$12,416

Net investment income after income taxes per common share
Basic	$0.11	$0.20	$0.34	$0.61
Diluted	0.11	0.19	0.34	0.60

Net increase in net assets resulting from operations per common share
Basic	$0.16	$0.23	$0.39	$0.71
Diluted	0.16	0.23	0.38	0.70

Dividends declared per share	$0.19	$0.19	$0.57	$0.57

Weighted average common shares outstanding
Basic	17,575,877	17,535,249	17,567,602	17,512,245
Diluted	17,708,892	17,756,913	17,683,571	17,733,830

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	UNAUDITED
(Dollars in thousands, except per share data)	September 30, 2009	December 31, 2008
Assets
Medallion loans, at fair value	$341,783	$402,964
Commercial loans, at fair value	81,787	89,611
Investment in Medallion Bank and other controlled subsidiaries, at fair value	77,544	74,750
Investment securities, at fair value	-	-
Equity investments, at fair value	2,898	3,272

Net investments ($278,695 at September 30, 2009 and $347,517 at December 31, 2008 pledged as collateral under borrowing arrangements)	504,012	570,597

Cash and cash equivalents ($0 at September 30, 2009 and December 31, 2008 restricted as to use by lender)	29,587	32,075
Accrued interest receivable	1,824	2,149
Fixed assets, net	316	411
Goodwill, net	5,069	5,069
Other assets, net	38,683	36,384

Total assets	$579,491	$646,685

Liabilities
Accounts payable and accrued expenses	$7,341	$7,074
Accrued interest payable	850	2,015
Funds borrowed	399,280	462,650

Total liabilities	407,471	471,739

Commitments and contingencies	-	-

Total shareholders’ equity (net assets)	172,020	174,946

Total liabilities and shareholders’ equity	$579,491	$646,685

Number of common shares outstanding	17,575,877	17,549,224
Net asset value per share	$9.79	$9.97

Total managed loans	$912,282	$945,294
Total managed assets	1,036,883	1,075,509